UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    SCHEDULE 13G
                      Under the Securities Exchange Act of 1934
                                   (Amendment No.5)*


   		              Clark Holdings, Inc.
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                                 (Name of Issuer)


                                  Common Stock
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                        (Title of Class of Securities)

                                   18145M109
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                                 (CUSIP Number)


                               December 12, 2011
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)

                                [_] Rule 13d-1(c)

                                [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  CUSIP No.   18145M109                 13G
-----------------------

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 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

       Davis Selected Advisers, L.P.		85-0360310

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 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

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 3.   SEC Use Only


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 4.   Citizenship or Place of Organization

      Colorado Limited Partnership

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                     5.   Sole Voting Power

     Number of                 0  shares

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0  shares
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0  shares

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0  shares

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 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          0  shares

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                   [_]
	n/a
------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.00%

------------------------------------------------------------------------------
12.   Type of Reporting Person

      IA
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-----------------------
  CUSIP No.   18145M109
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

       Davis Opportunity Fund		36-2926440

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
 3.   SEC Use Only


------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

      Maryland Corporation

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                     5.   Sole Voting Power

     Number of                0  shares

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                              0  shares
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                 0  shares

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                              0  shares

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        0  shares

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                   [_]
	n/a
------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

      0.00%

------------------------------------------------------------------------------
12.   Type of Reporting Person

      IV
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Item 1(a). Name of Issuer:
           Clark Holdings, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
           121 NEW YORK AVENUE
	   TRENTON, NJ  08638

Item 2(a) and (b). Names and Principal Business Addresses of Persons Filing:

	(1) Davis Selected Advisers, L.P.
	    2949 East Elvira Road, Suite 101
            Tucson, Arizona 85756

	(2) Davis Opportunity Fund
	    c/o Davis Selected Advisers, L.P.
	    2949 East Elvira Road, Suite 101
            Tucson, Arizona 85756

Item 2(c). Citizenship:

           Davis Selected Advisers, L.P. - Colorado Limited Partnership

	   Davis Opportunity Fund - Maryland Corporation

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:
           18145M109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a :

(d) Investment Company registered under Sec. 8 of the Investment
    Company Act - Davis Opportunity Fund a series of Davis
    Series, Inc.

(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. This statement is being filed by Davis Selected Advisers, L.P. as a registered investment adviser.
    All of the securities covered by this report are owned legally by Davis Selected Advisers investment advisory clients and none are owned directly or indirectly by Davis Selected Advisers.
    As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that Davis Selected Advisers, L.P. is the beneficial owner of any of the securities covered by this statement.


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Item 4. Ownership.

(a). Amount beneficially owned:
     0 shares

(b). Percent of Class:
     0.00%

(c). Number of shares as to which such person has:

(i). Sole power to vote or to direct the vote:
     0 shares

(ii). Shared power to vote or to direct the vote:
      0 shares

(iii). Sole power to dispose or to direct the disposition of:
       0 shares

(iv). Shared power to dispose or to direct the disposition of:
      0 shares

Item 5. Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of the class of securities, check the following: X

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
Not Applicable

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding Company. Not Applicable

Item 8. Identification and Classification of Members of the Group.
Not Applicable

Item 9. Notice of Dissolution of Group.
Not Applicable

Item 10. Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

			Davis Selected Advisers, L.P.

	BY		/s/ Sharra Haynes

	PRINT		Sharra Haynes
			Chief Compliance Officer/Vice President


	DATE		December 12, 2011

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of December 12, 2011.


			Davis Selected Advisers, L.P.

	BY		/s/ Sharra Haynes

	PRINT		Sharra Haynes
			Chief Compliance Officer/Vice President


	DATE		December 12, 2011


			Davis Opportunity Fund

	BY		/s/ Thomas Tays

	PRINT		Thomas Tays
			Vice President


	DATE		December 12, 2011